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For immediate release

For more information, contact:
Investors, Philip J. Iracane, 713-307-8770
Media, Janice Aston White, 713-307-8780

Endeavour to begin drilling in UK

Houston, TX – July 15, 2005 – Endeavour International Corporation (AMEX: END) announced today plans for its initial exploratory drilling campaign that involves the drilling of four wells in the United Kingdom sector of the North Sea.

“The launch of our drilling program is the next significant step in executing our North Sea strategy,” said William L. Transier, co-chief executive officer. “The fact that we will begin drilling four exploration wells in the UK North Sea only 18 months after the formation of Endeavour is strong evidence of the experienced team we have assembled, the quality of our exploration portfolio, and our desire to create value for our shareholders quickly.”

“Our ability to develop a high-quality exploration inventory is further supported by our plans to drill at least six additional exploratory wells during the 2006 drilling season,” said John N. Seitz, co-chief executive officer. “Endeavour intends to be one of the leading players in the renaissance of exploratory drilling underway in the North Sea.”

Beginning in mid-August, Endeavour will operate two exploration wells that will test three of four identified prospects on Block 31/26b in the Central Graben region of the UK sector of the North Sea. The Turnberry prospect will spud first followed immediately by the exploration well to test the Turriff and Tulliallan prospects. The Jurassic Fulmar sandstone is the primary target of the Turnberry and Turriff prospects while the Tulliallan prospect will test a Cretaceous target. Block 31/26b is part of License P1183 in which the company acquired a 60 percent interest during the 22nd Seaward Licensing Round in 2004.

Also during the third quarter, Endeavour will participate in the drilling of the Fiacre prospect located in Block 23/11(N), approximately 111 miles or 180 kilometers north of block 31/26b. The company will hold a 20 percent working interest in the well as part of a farm-in agreement with Dana Petroleum plc (LSE: DNX). The Fiacre prospect will target Jurassic sandstone on a structure located within Block 23/11(N). Dana will hold a 60 percent working interest and serve as operator with ENI holding the remaining 20 percent working interest.

The fourth well in the exploration program is the Prometheus prospect on Blocks 42/21 and 42/22 in the Southern Gas Basin. Endeavour will hold a 22.5 percent working interest in the well that targets the Permian Rotliegend Leman sandstone. Partners include Centrica plc (LSE: CNA), the operator and holder of a 40 percent working interest, Wham Energy Ltd. and Antrim Resources Ltd., with 20 and 17.5 percent working interests respectively. The well is expected to be drilled during the third quarter.

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit www.endeavourcorp.com.

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.